Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sanchez Energy Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-210319) on Form S-3 and (Nos. 333-212733, 333-208863 and 333-193017) on Form S-8 of Sanchez Energy Corporation of our report dated February 28, 2018, with respect to the consolidated balance sheets of Sanchez Energy Corporation as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appears in the December 31, 2017 annual report on Form 10‑K of Sanchez Energy Corporation.

Our report refers to a change in its method of accounting for oil and gas exploration and development activities from the full cost method of accounting to the successful efforts method of accounting in 2017.

/s/ KPMG LLP

Houston, Texas

February 28, 2018